Exhibit 99.1

The Community Financial Corporation Announces Results of Operations for First Quarter of 2016

WALDORF, Md., April 25, 2016 /PRNewswire/ -- The Community Financial Corporation (NASDAQ: TCFC) (the "Company"), the holding company for Community Bank of the Chesapeake (the "Bank"), reported its results of operations for the three months ended March 31, 2016. Consolidated net income available to common shareholders of $1.6 million or $0.35 per common share (diluted) for the three months ended March 31, 2016 increased $80,000 or $0.02 per common share (diluted) compared to the three months ended December 31, 2015. The Company increased income before income taxes $237,000 to $2.6 million for the three months ended March 31, 2016 from $2.4 million for the three months ended December 31, 2015.

Consolidated net income available to common shareholders of $1.6 million for the three months ended March 31, 2016 decreased $190,000 compared to the three months ended March 31, 2015. Earnings per common share (diluted) at $0.35 decreased $0.03 from $0.38 per common share (diluted) for the three months ended March 31, 2015. Consolidated net income reflects the stability of core earnings while absorbing the impact of the 2015 subordinated debt offering that replaced SBLF preferred stock.

"In our first quarter, loan growth was strong. Average loans outstanding grew by over $30 million in the most recent quarter, and we are expecting the second quarter to be robust as well," stated William J. Pasenelli, President and Chief Executive Officer. "Due to the continuing low interest rates and the effects on net interest margin, we are focusing on restructuring our operations to reduce costs. In the first quarter of 2016, we completed a redesign of the entire branch system. This redesign, combined with the closure of our King George facility allowed us to reduce branch employees by 15% from 73 at March 31, 2015 to 62 at March 31, 2016. This was accomplished while preparing to open our downtown Fredericksburg location. We believe that the branch redesign preserves the high touch character of our customer experience while reducing costs. In 2016, the company will extend this level of review to other areas. To date, annualized savings of $1.2 million have been targeted, which should be realized over the next four quarters. We are continuing to review operations for other efficiencies. In addition to reducing expenses, earning asset growth, primarily in loans, will add to our operating leverage."

"Underpinning the stable core earnings is our strong loan growth and pipeline. In light of the continued low interest rate environment and dramatic shifts in customer banking habits through technology driven channels, management has proactively been reconfiguring the delivery systems over the last two years. This drives the efficiency of our customer service while providing enhanced services and products," stated Michael L. Middleton, Executive Chairman.

Operations – Three Months Ended March 31, 2016 compared to Three Months Ended December 31, 2015

Consolidated net income available to common shareholders of $1.6 million for the three months ended March 31, 2016 increased $80,000 compared to the three months ended December 31, 2015. This is attributable to increased net interest income of $45,000 and a reduction in noninterest expense of $316,000. These increases to net income were partially offset by an increase in the provision for loan losses of $65,000, decreased noninterest income of $59,000 and increased income tax expense of $157,000.

Net interest income increased $45,000 to $9.4 million for the three months ended March 31, 2016 compared to $9.3 million for the three months ended December 31, 2015. Net interest margin at 3.50% for the three months ended March 31, 2016 decreased 11 basis points from 3.61% for the three months ended December 31, 2015. The decrease in net interest margin from the prior quarter was the result of lower yields on loans and slightly higher cost and larger average balances on interest-bearing liabilities. The fourth quarter of 2015 had several loans positively impact net interest margin by returning to performing status from nonaccrual. This resulted in an increase of five basis points on net interest margin during the fourth quarter of 2015. The adjusted net interest margin would have been 3.56% for the fourth quarter of 2015. The Company's first quarter 2016 yields on loans and interest-earning assets were in line with management expectations. The Company expects slight net interest margin compression during the second quarter of 2016 based on its pipeline and plans to add additional residential mortgages and investments.

During the three months ended March 31, 2016, the Company's cost of funds was positively impacted by continuing to add transaction deposits and decreased by one basis point to 0.73% compared to 0.74% for the fourth quarter of 2015. Average transaction deposits, which include savings, money market, interest-bearing demand and non-interest bearing demand accounts, for the three months ended March 31, 2016 increased $11.1 million or 2.2% to $526.5 million compared to $515.4 million for the three months ended December 31, 2015. Average non-interest-bearing demand deposits increased $2.2 million to $133.0 million compared to the prior quarter.

Medium-term interest rates have fallen since the fourth quarter of 2015, with the ten year U.S. Treasury rate as of April 20, 2016 ending at 1.85%. This is down from 2.27% at December 31, 2015 and 2.17% at December 31, 2014. The five year U.S. Treasury rate as of April 20, 2016 was 1.32%. This is down from 1.76% at December 31, 2015 and 1.65% at December 31, 2014. These lower medium-term interest rates are due to economic weaknesses in the world economy. If treasury rates remain depressed in the 5 to 10 year range it will have a negative impact on the re-pricing of the loan portfolio and the pricing of new loans. The downward pressure on treasury rates had a positive impact on local deposit pricing through the first quarter of 2016.

Interest and dividend income increased by $104,000 to $11.3 million for the three months ended March 31, 2016 compared to $11.2 million for the three months ended December 31, 2015, primarily due to increased income from the growth in the average balance of loans and investments and increased investment yields partially offset by lower yields on loans. Interest income on loans increased $347,000 due to growth of $30.3 million in the average balance of loans from $888.8 million for the three months ended December 31, 2015 to $919.1 million for the three months ended March 31, 2016. Interest and dividend income on investments increased $59,000 during the first quarter of 2016 compared to the prior quarter as average interest-earning investment balances increased $6.6 million and average yields increased from 1.91% to 1.98%. Average loan yields declined 14 basis points from 4.73% for the three months ended December 31, 2015 to 4.59% for the three months ended March 31, 2016, which resulted in a decrease in interest income of $302,000. The decrease in loan yields compared to the prior quarter was impacted the most by the change in commercial real estate loan yields which decreased from 4.59% for the three months ended December 31, 2015 to 4.52% for the three months ended March 31, 2016. The balance of the impact was $118,000 of additional interest that was recognized in the fourth quarter of 2015 for loans that returned to performing status from nonaccrual which was primarily in the commercial loan portfolio.

Interest expense increased $59,000 to $1.9 million for the three months ended March 31, 2016 compared to the prior quarter due to an increase in the average balances of interest-bearing liabilities. During the three months ended March 31, 2016, interest expense increased $68,000 due to increased average balances of interest-bearing transaction deposit accounts, time deposits and short-term debt compared to the prior quarter. Debt costs increased $69,000 due to increased rates on long-term debt and short-term borrowings. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures ("TRUPS"), subordinated notes, and short-term borrowings, declined from 2.78% for the three months ended December 31, 2015 to 2.71% for the three months ended March 31, 2016. The seven basis point decline in debt costs was due to the Company utilizing more short-term debt to finance operations during the first quarter of 2016 as long-term debt matured. These increases to interest expense were partially offset by a reduction in interest expense of $67,000 due to a $10.1 million decrease in average long-term debt balances from $62.0 million in the fourth quarter of 2015 to $51.9 million for the three months ended March 31, 2016. Additionally, interest expense decreased $11,000 as rates on interest-bearing deposit accounts decreased modestly from 0.56% to 0.55%.

The provision for loan losses increased $65,000 to $427,000 for the three months ended March 31, 2016 compared to $362,000 for the three months ended December 31, 2015. Net charge-offs for the current quarter increased $180,000 from $197,000 for the three months ended December 31, 2015 to $377,000 for the three months ended March 31, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as loan growth. The improvement in the base-line charge-off factors reflects more favorable loan loss experience during the five-year period ended March 31, 2016 than for the comparable period ended. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management's estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs and additions to other real estate owned.

Noninterest income decreased by $59,000 to $850,000 for the three months ended March 31, 2016 compared to $909,000 for the three months ended December 31, 2015 due to a small decrease in miscellaneous and loan fees compared to the prior quarter. Service charge income and income from bank owned life insurance were comparable to the prior period.

Noninterest expense of $7.2 million for the first quarter of 2016 decreased $316,000 from the fourth quarter of 2015. The current quarter decrease was primarily the result of a one-time a $200,000 expense that occurred in the fourth quarter of 2015 to reduce an insurance settlement claim receivable. The Company's noninterest expense, excluding OREO charges, was $6.9 million for the first quarter of 2016. The Company's average noninterest expense per quarter, excluding OREO charges and the settlement claim, was $6.8 million per quarter for the year ended December 31, 2015. In 2015, the Company incurred non-recurring expenses related to the initial implementation of risk management programs. During 2016, the Company is focused on reducing expenses by decreasing FTEs, reviewing vendor relationships and streamlining internal processes. The Company is cautiously optimistic that these cost cutting efforts and our continued asset growth will create operating leverage and increase both our return on average assets and return on equity over the next four quarters. The following is a summary breakdown of noninterest expense compared to the prior quarter:

	Three Months Ended
(dollars in thousands)	March 31, 2016	December 31, 2015	$ Change	% Change
Compensation and Benefits	$ 4,152	$ 4,148	$ 4	0.1%
OREO Valuation Allowance and Expenses	301	377	(76)	(20.2%)
Other Operating Expenses	2,787	3,031	(244)	(8.1%)
Total Noninterest Expense	$ 7,240	$ 7,556	$ (316)	(4.2%)

Operations – Three Months Ended March 31, 2016 compared to Three Months Ended March 31, 2015

Consolidated net income available to common shareholders of $1.6 million for the three months ended March 31, 2016 decreased $190,000 compared to the three months ended March 31, 2015. This is primarily attributable to an increase in the provision for loan losses of $249,000, increased noninterest expense of $297,000 and decreased noninterest income of $112,000. These decreases to net income were partially offset by increased net interest income of $330,000, decreased income tax expense of $115,000 and decreased preferred stock dividends of $23,000.

Net interest income increased $330,000 to $9.4 million for the three months ended March 31, 2016 compared to $9.1 million for the three months ended March 31, 2015. The net interest margin was 3.50% for the three months ended March 31, 2016, a 17 basis point decrease from 3.67% for the three months ended March 31, 2015. The decrease in net interest margin was largely the result of lower yields on loans, slightly higher funding costs and a full quarter of interest expense in the three months ended March 31, 2016 on the $23.0 million 6.25% subordinated notes issued during February 2015.

Interest and dividend income increased by $584,000 to $11.3 million for the three months ended March 31, 2016 compared to $10.7 million for the three months ended March 31, 2015, primarily due to increased income from the growth in the average balance of loans and investments and increased investment yields. Interest and dividend income on loans increased $759,000 due to growth of $66.2 million in the average balance of loans from $852.9 million for the three months ended March 31, 2015 to $919.1 million for the three months ended March 31, 2016. Interest and dividend income on investments increased $216,000 during the first quarter of 2016 compared to the same period in the prior year as average interest-earning investment balances increased $21.2 million and average yields increased from 1.65% to 1.98%. Average loan yields declined 18 basis points from 4.77% for the three months ended March 31, 2015 to 4.59% for the three months ended March 31, 2016, which resulted in a decrease in interest and dividend income of $391,000.

Interest expense increased $254,000 to $1.9 million for the three months ended March 31, 2016 compared to $1.7 million for the three months ended March 31, 2015, due to both an increase in the average balances of interest-bearing liabilities and a slight increase in funding costs. During the three months ended March 31, 2016, interest expense increased $144,000 due to the larger first quarter 2016 average balance of the subordinated notes issued in February 20015, and $93,000 due to increased average balances of interest-bearing transaction deposit accounts, time deposits and short-term debt compared to the same quarter of 2015. Additionally, interest expense increased $39,000 as rates on interest-bearing deposit accounts increased modestly from 0.54% to 0.55%. Debt costs increased $115,000 as the average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures ("TRUPS"), subordinated notes, and short-term borrowings, increased from 2.45% for the three months ended March 31, 2015 to 2.71% for the comparable period in 2016. Interest expense for the three months ended March 31, 2016 were $156,000 greater than the comparable period as a result of the timing of the funding of the subordinated notes in February 2015. These increases to interest expense were partially offset by a reduction in interest expense of $137,000 due to a $20.6 million decrease in average long-term debt balances from the comparable period to $51.9 million for the three months ended March 31, 2016.

The Company continued to make progress in controlling overall deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction accounts as a percentage of average total deposits increased from 54.7% for the three months ended March 31, 2015 to 57.0% for the three months ended March 31, 2016. Deposit costs at 0.47% were the same for the three months ended March 31, 2016 and 2015, respectively. Average transaction deposits, which include savings, money market, interest-bearing demand and noninterest bearing demand accounts, for the three months ended March 31, 2016 increased $67.8 million or 14.8% to $526.5 million compared to $458.7 million for the comparable period in 2015. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $21.0 million from $112.0 million for the three months ended March 31, 2015 to $133.0 million for the three months ended March 31, 2016.

The provision for loan losses increased $249,000 to $427,000 for the three months ended March 31, 2016 compared to $178,000 for the three months ended March 31, 2015. Net charge-offs for the quarter increased $339,000 from $38,000 for the three months ended March 31, 2015 to $377,000 for the three months ended March 31, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as loan growth. The improvement in the base-line charge-off factors reflects more favorable loan loss experience during the five-year period ended March 31, 2016 than for the comparable period ended. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management's estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs and additions to other real estate owned.

Noninterest income decreased by $112,000 to $850,000 for the three months ended March 31, 2016 compared to $962,000 for the three months ended March 31, 2015, primarily due to the Company's exit from residential loan originations during the second quarter of 2015. As a result, there were no gains on residential loans held for sale in the three months ended March 31, 2016 compared to $97,000 in the first quarter of 2015. Additionally, there were moderate decreases in the first quarter of 2016 in bank owned life insurance income compared to the prior year period.

For the three months ended March 31, 2016, noninterest expense increased 4.3%, or $297,000, to $7.2 million from $6.9 million for the comparable period in 2015. The Company's 2015 total growth in salary and benefit costs was 3.2%. During 2015, the Company controlled the growth of salary and benefit costs by significantly restructuring our branch organization and better aligning incentives with Company performance. The Company's noninterest expense as a percentage of average assets for the three months ended March 31, 2016 and 2015 were 2.51% and 2.61%, respectively. The following is a summary breakdown of noninterest expense:

	Three Months Ended March 31,
(dollars in thousands)	2016	2015	$ Change	% Change
Compensation and Benefits	$ 4,152	$ 4,145	$ 7	0.2%
OREO Valuation Allowance and Expenses	301	219	82	37.4%
Other Operating Expenses	2,787	2,579	208	8.1%
Total Noninterest Expense	$ 7,240	$ 6,943	$ 297	4.3%

Financial Condition at March 31, 2016 compared to December 31, 2015

Total assets at March 31, 2016 of $1.18 billion increased $33.6 million compared to total assets of $1.14 billion at December 31, 2015. The increase in total assets was primarily attributable to growth in securities and loans. Net loans increased $26.3 million from $909.2 million at December 31, 2015 to $935.5 million at March 31, 2016, mainly due to increases in loans for commercial real estate and residential first mortgages. The following is a breakdown of the Company's loan portfolio at March 31, 2016 and December 31, 2015:

(dollars in thousands)	March 31, 2016%		December 31, 2015%

Commercial real estate	$ 643,977	68.14%	$ 613,479	66.76%
Residential first mortgages	155,532	16.46%	149,967	16.32%
Construction and land development	38,687	4.09%	36,189	3.94%
Home equity and second mortgages	21,019	2.22%	21,716	2.36%
Commercial loans	54,220	5.74%	67,246	7.32%
Consumer loans	330	0.03%	366	0.04%
Commercial equipment	31,379	3.32%	29,931	3.26%
	945,144	100.00%	918,894	100.00%
Less:
Deferred loan fees	1,054	0.11%	1,154	0.13%
Allowance for loan losses	8,591	0.91%	8,540	0.93%
	9,645		9,694
	$ 935,499		$ 909,200

The Company has been working to reduce classified loans by using approaches that maximize the Company's contractual rights with each individual customer relationship. The objective is to move non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe off the balance sheet. The Company is encouraging existing classified customers to obtain financing with other lenders or enforcing its contractual rights. Management believes this strategy is in the best long-term interest of the Company.

Management considers classified assets to be an important measure of asset quality. Classified assets have been trending downward the last several years as a percentage of total assets and risk-based regulatory capital and in total dollars from a high point of greater than $81.9 million at September 30, 2011. During the fourth quarter of 2015, the Company reduced classified loans $3.5 million to $32.8 million. Of the fourth quarter 2015 reduction in classified loans, $2.7 million was transferred to OREO. These properties include a 21 unit apartment building, 11 condo units and a commercial property. The Company is optimistic that these properties will be sold in the near term based on the current valuation, the existing market and tenant occupancy. During the three months ended March 31, 2016, the Company took a deed in lieu of foreclosure on a $2.1 million improved commercial office building with multiple tenants. This property was taken into OREO at the carrying value of the loan and is presently under contract in the feasibility study period. There is no expected loss from the disposal of this property. The following is a breakdown of the Company's classified and special mention assets at March 31, 2016 and December 31, 2015, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of March 31, 2016	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$ 31,944	$ 31,943	$ 46,735	$ 47,645	$ 48,676	$ 68,515
Doubtful	502	861	-	-	-	-
Loss	-	-	-	-	-	37
Total classified loans	32,446	32,804	46,735	47,645	48,676	68,552
Special mention loans	-	1,642	5,460	9,246	6,092	-
Total classified and special mention loans	$ 32,446	$ 34,446	$ 52,195	$ 56,891	$ 54,768	$ 68,552

Classified loans	32,446	32,804	46,735	47,645	48,676	68,552
Classified securities	1,028	1,093	1,404	2,438	3,028	6,057
Other real estate owned	11,038	9,449	5,883	6,797	6,891	5,029
Total classified assets	$ 44,512	$ 43,346	$ 54,022	$ 56,880	$ 58,595	$ 79,638

Total classified assets as a percentage of total assets	3.89%	3.79%	4.99%	5.56%	5.97%	8.10%
Total classified assets as a percentage of Risk Based Capital	30.79%	30.19%	39.30%	43.11%	59.02%	83.89%

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) decreased $1.0 million from $11.4 million or 1.24% of total loans at December 31, 2015 to $10.4 million or 1.10% of total loans at March 31, 2016. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company's policy, interest income is recognized on a cash basis for these loans. The Company had 30 non-accrual loans at March 31, 2016 compared to 38 non-accrual loans at December 31, 2015. Non-accrual loans at March 31, 2016 included $7.6 million, or 75% of non-accrual loans, attributed to 17 loans representing six customer relationships classified as substandard. Non-accrual loans at December 31, 2015 included $8.1 million, or 71% of non-accrual loans, attributed to 19 loans representing six customer relationships classified as substandard. Of these loans at March 31, 2016 and December 31, 2015, $3.5 million and $3.8 million, respectively, represented a residential development project. During the second quarter of 2014, the Company deferred the collection of principal and interest on this project. The project is currently being built out with the support of private equity funds which have been used for vertical construction that has significantly improved the collateral value and the viability of the project. The Company's loans remain as troubled debt restructures ("TDRs") and non-accrual. In addition, at March 31, 2016 and December 31, 2015, the Company had three TDR loans totaling $1.6 million and $1.7 million, respectively, classified as non-accrual. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

Loan delinquency (90 days or greater delinquent and 31-89 days delinquent) decreased $1.0 million from $11.7 million, or 1.27% of loans, at December 31, 2015 to $10.7 million, or 1.13% of loans, at March 31, 2016. Loans 31-89 days delinquent increased $35,000 from $948,000, or 0.10% of total loans, at December 31, 2015 to $983,000, or 0.10% of total loans, at March 31, 2016.

At March 31, 2016, the Company had 20 accruing TDRs totaling $12.3 million compared to 23 accruing TDRs totaling $13.1 million as of December 31, 2015. The Company had specific reserves of $1.0 million on seven TDRs totaling $3.3 million at March 31, 2016 and specific reserves of $1.3 million on nine TDRs totaling $3.6 million at December 31, 2015.

The following is a breakdown by loan classification of the Company's TDRs at March 31, 2016 and December 31, 2015:

	March 31, 2016		December 31, 2015
(dollars in thousands)	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$ 11,395	11	$ 11,897	13
Residential first mortgages	562	2	881	3
Construction and land development	4,211	4	4,283	5
Commercial loans	1,149	6	1,384	7
Commercial equipment	121	2	123	2
Total TDRs	$ 17,438	25	$ 18,568	30
Less: TDRs included in non-accrual loans	(5,111)	(5)	(5,435)	(7)
Total accrual TDR loans	$ 12,327	20	$ 13,133	23

The OREO balance was $11.0 million at March 31, 2016, an increase of $1.6 million compared to $9.4 million at December 31, 2015. This increase consisted of additions of $2.5 million offset by valuation allowances of $255,000 to adjust properties to current appraised values and $671,000 in disposals. OREO carrying amounts reflect management's estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Non-accrual loans and OREO to total assets decreased one basis point from 1.83% at December 31, 2015 to 1.82% at March 31, 2016. Non-accrual loans, OREO and TDRs to total assets decreased 11 basis points from 2.98% at December 31, 2015 to 2.87% at March 31, 2016.

The allowance for loan losses was 0.91% of gross loans at March 31, 2016 and 0.93% at December 31, 2015. There was an increase in the general component of the allowance due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management's judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as loan growth. The specific allowance is based on management's estimate of realizable value for particular loans. Management believes that the allowance is adequate. The Company increased its general allowance as a percentage of gross loans two basis points from 0.75% at December 31, 2015 to 0.77% at March 31, 2016. The following is a breakdown of the Company's general and specific allowances as a percentage of gross loans at March 31, 2016 and December 31, 2015, respectively.

(dollar in thousands)	March 31, 2016	% of Gross Loans	December 31, 2015	% of Gross Loans

General Allowance	$ 7,303	0.77%	$ 6,932	0.75%
Specific Allowance	1,288	0.14%	1,608	0.17%
Total Allowance	$ 8,591	0.91%	$ 8,540	0.93%

The most important weighted factor in the Company's allowance for loan loss methodology is the charge-off history of the loan portfolio. The historical loss experience factor is tracked over various time horizons for each portfolio segment. It is weighted as the most important factor of the general component of the allowance and has decreased as the Company's charge-off history has improved. The following table provides a five-year trend of net charge-offs as a percentage of average loans.

	Three Months Ended March 31,		Years Ended December 31,
(dollars in thousands)	2016	2015	2015	2014	2013	2012	2011
Average loans	$ 919,058	$ 852,911	$ 874,186	$ 819,381	$ 741,369	$ 719,798	$ 671,242
Net charge-offs	377	38	1,374	2,309	1,049	1,937	4,101
Net charge-offs to average loans	0.16%	0.02%	0.16%	0.28%	0.14%	0.27%	0.61%

Deposits increased by 4.8%, or $43.7 million to $950.6 million at March 31, 2016 compared to $906.9 million at December 31, 2015. Between 2012 and 2016, the Company increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Average transaction deposits increased $11.1 million to $526.5 million during the first quarter of 2016 compared to the fourth quarter of 2015. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 57.1% of total deposits at March 31, 2016. Details of the Company's deposit portfolio at March 31, 2016 and December 31, 2015 are presented below:

	March 31, 2016		December 31, 2015
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$ 137,312	14.44%	$ 142,771	15.74%
Interest-bearing:
Demand	126,460	13.30%	120,918	13.33%
Money market deposits	232,024	24.41%	219,956	24.25%
Savings	47,304	4.98%	47,703	5.26%
Certificates of deposit	407,499	42.87%	375,551	41.41%
Total interest-bearing	813,287	85.56%	764,128	84.26%

Total Deposits	$ 950,599	100.00%	$ 906,899	100.00%

Transaction accounts	$ 543,100	57.13%	$ 531,348	58.59%

The Company uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at March 31, 2016 and December 31, 2015 were $94.6 million and $49.1 million, respectively. Reciprocal brokered deposits at March 31, 2016 and December 31, 2015 were $54.6 million and $61.1 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers.

Long-term debt and short-term borrowings decreased $10.5 million from $91.6 million at December 31, 2015 to $81.1 million at March 31, 2016. The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the three months ended March 31, 2016, stockholders' equity increased $1.2 million to $100.9 million. The increase in stockholders' equity was due to net income of $1.6 million, net stock related activities related to stock-based compensation of $88,000 and a current year decrease in accumulated other comprehensive loss of $239,000. These increases to capital were partially offset by quarterly common dividends paid of $453,000 and repurchases of common stock of $322,000. Common stockholders' equity of $100.9 million at March 31, 2016 resulted in a book value of $21.70 per common share compared to $21.48 at December 31, 2015. The Company remains well-capitalized at March 31, 2016 with a Tier 1 capital to average assets ratio of 9.77%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion. Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company's banking centers are located at its main office in Waldorf, Maryland, and 11 branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and Central Park and downtown Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of March 31, 2016. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended (Unaudited)
	March 31, 2016	December 31, 2015	March 31, 2015

KEY OPERATING RATIOS
Return on average assets	0.56%	0.55%	0.68%
Return on average common equity	6.37	6.06	7.33
Return on average total equity	6.37	6.06	6.77
Average total equity to average total assets	8.74	9.02	10.11
Interest rate spread	3.37	3.47	3.55
Net interest margin	3.50	3.61	3.67
Cost of funds	0.73	0.74	0.70
Cost of deposits	0.47	0.47	0.47
Cost of debt	2.71	2.78	2.45
Efficiency ratio	70.68	73.67	69.26
Non-interest expense to average assets	2.51	2.70	2.61
Avg. int-earning assets to avg. int-bearing liabilities	117.79	118.43	117.91
Net charge-offs to average loans	0.16	0.09	0.02
COMMON SHARE DATA
Basic net income per common share	$ 0.35	$ 0.33	$ 0.38
Diluted net income per common share	0.35	0.33	0.38
Cash dividends paid per common share	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	4,594,683	4,605,033	4,694,460
Diluted	4,624,603	4,642,081	4,694,460

	(Unaudited)
(dollars in thousands, except per share amounts)	March 31, 2016	December 31, 2015	$ Change	% Change
ASSET QUALITY
Total assets	$ 1,176,913	$ 1,143,332	$ 33,581	2.9%
Gross loans	945,144	918,894	26,250	2.9
Classified Assets	44,512	43,346	1,166	2.7
Allowance for loan losses	8,591	8,540	51	0.6

Past due loans (PDLs) (31 to 89 days)	983	948	35	3.7
Nonperforming loans (NPLs) (>=90 days)	9,703	10,740	(1,037)	(9.7)

Non-accrual loans (a)	10,392	11,433	(1,041)	(9.1)
Accruing troubled debt restructures (TDRs) (b)	12,327	13,133	(806)	(6.1)
Other real estate owned (OREO)	11,038	9,449	1,589	16.8
Non-accrual loans, OREO and TDRs	33,757	34,015	(258)	(0.8)
ASSET QUALITY RATIOS
Classified assets to total assets	3.89%	3.79%
Classified assets to risk-based capital	30.79	30.19
Allowance for loan losses to total loans	0.91	0.93
Allowance for loan losses to nonperforming loans	88.54	79.52
Past due loans (PDLs) to total loans	0.10	0.10
Nonperforming loans (NPLs) to total loans	1.03	1.17
Loan delinquency (PDLs + NPLs) to total loans	1.13	1.27
Non-accrual loans to total loans	1.10	1.24
Non-accrual loans and TDRs to total loans	2.40	2.67
Non-accrual loans and OREO to total assets	1.82	1.83
Non-accrual loans, OREO and TDRs to total assets	2.87	2.98
COMMON SHARE DATA
Book value per common share	$ 21.70	$ 21.48
Common shares outstanding at end of period	4,652,292	4,645,429
OTHER DATA
Number of:
Full-time equivalent employees	168	171
Branches	12	12
Loan Production Offices	5	5
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	9.77%	10.01%
Tier 1 common capital to risk-weighted assets	9.96	10.16
Tier 1 capital to risk-weighted assets	11.14	11.38
Total risk-based capital to risk-weighted assets	14.26	14.58

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment.

(b)  At March 31, 2016 and December 31, 2015, the Bank had total TDRs of $17.4 million and $18.6 million, respectively, with three TDR relationships totaling $5.1 million and $5.4 million, respectively, in non-accrual status. These loans are classified as non-accrual loans for the calculation of financial ratios.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share amounts )	March 31, 2016	December 31, 2015
Interest and Dividend Income
Loans, including fees	$ 10,545	$ 10,500
Taxable interest and dividends on investment securities	763	705
Interest on deposits with banks	4	3
Total Interest and Dividend Income	11,312	11,208

Interest Expense
Deposits	1,095	1,054
Short-term borrowings	38	11
Long-term debt	786	795
Total Interest Expense	1,919	1,860

Net Interest Income	9,393	9,348
Provision for loan losses	427	362
Net Interest Income After Provision For Loan Losses	8,966	8,986

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	61	106
Net gains on sale of OREO	5	-
Net gains on sale of investment securities	-	5
Income from bank owned life insurance	196	199
Service charges	588	599
Total Noninterest Income	850	909

Noninterest Expense
Salary and employee benefits	4,152	4,148
Occupancy expense	589	593
Advertising	63	133
Data processing expense	554	544
Professional fees	425	403
Depreciation of furniture, fixtures, and equipment	196	195
Telephone communications	44	47
Office supplies	43	49
FDIC Insurance	243	214
OREO valuation allowance and expenses	301	377
Other	630	853
Total Noninterest Expense	7,240	7,556

Income before income taxes	2,576	2,339
Income tax expense	968	811
Net Income Available to Common Stockholders	$ 1,608	$ 1,528

Earnings Per Common Share
Basic	$ 0.35	$ 0.33
Diluted	$ 0.35	$ 0.33
Cash dividends paid per common share	$ 0.10	$ 0.10

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended March 31, 2016 and December 31, 2015, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended
	March 31, 2016			December 31, 2015
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 919,058	$ 10,545	4.59%	$ 888,799	$ 10,500	4.73%
Investment securities, federal funds
sold and interest-bearing deposits	154,781	767	1.98%	148,181	708	1.91%
Total Interest-Earning Assets	1,073,839	11,312	4.21%	1,036,980	11,208	4.32%
Cash and cash equivalents	9,312			12,466
Other assets	71,331			67,990
Total Assets	$ 1,154,482			$ 1,117,436

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 46,596	$ 12	0.10%	$ 46,829	$ 12	0.10%
Interest-bearing demand and money
market accounts	346,838	255	0.29%	337,753	244	0.29%
Certificates of deposit	396,502	828	0.84%	375,271	799	0.85%
Long-term debt	51,926	345	2.66%	61,980	355	2.29%
Short-term debt	34,790	38	0.44%	18,797	11	0.23%
Subordinated Notes	23,000	359	6.24%	23,000	359	6.24%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	82	2.73%	12,000	80	2.67%

Total Interest-Bearing Liabilities	911,652	1,919	0.84%	875,630	1,860	0.85%

Noninterest-bearing demand deposits	133,021			130,811
Other liabilities	8,865			10,211
Stockholders' equity	100,944			100,784
Total Liabilities and Stockholders' Equity	$ 1,154,482			$ 1,117,436

Net interest income		$ 9,393			$ 9,348

Interest rate spread			3.37%			3.47%
Net yield on interest-earning assets			3.50%			3.61%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.79%			118.43%

Cost of funds			0.73%			0.74%
Cost of deposits			0.47%			0.47%
Cost of debt			2.71%			2.78%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended March 31, 2016
	compared to Three Months Ended
	December 31, 2015
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 347	$ (302)	$ 45
Investment securities, federal funds
sold and interest bearing deposits	33	26	59
Total interest-earning assets	$ 380	$ (276)	$ 104

Interest-bearing liabilities:
Savings	-	-	-
Interest-bearing demand and money
market accounts	7	4	11
Certificates of deposit	44	(15)	29
Long-term debt	(67)	57	(10)
Short-term debt	17	10	27
Subordinated notes	-	-	-
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	2	2
Total interest-bearing liabilities	$ 1	$ 58	$ 59
Net change in net interest income	$ 379	$ (334)	$ 45

(1) Average balance includes non-accrual loans

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(dollars in thousands, except per share amounts )	2016	2015
Interest and Dividend Income
Loans, including fees	$ 10,545	$ 10,177
Taxable interest and dividends on investment securities	763	547
Interest on deposits with banks	4	4
Total Interest and Dividend Income	11,312	10,728

Interest Expense
Deposits	1,095	988
Short-term borrowings	38	9
Long-term debt	786	668
Total Interest Expense	1,919	1,665

Net Interest Income	9,393	9,063
Provision for loan losses	427	178
Net Interest Income After Provision For Loan Losses	8,966	8,885

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	61	58
Gain on sale of asset	-	18
Net gains on sale of OREO	5	-
Net losses on sale of investment securities	-	(1)
Income from bank owned life insurance	196	205
Service charges	588	585
Gain on sale of loans held for sale	-	97
Total Noninterest Income	850	962

Noninterest Expense
Salary and employee benefits	4,152	4,145
Occupancy expense	589	630
Advertising	63	103
Data processing expense	554	518
Professional fees	425	295
Depreciation of furniture, fixtures, and equipment	196	201
Telephone communications	44	46
Office supplies	43	39
FDIC Insurance	243	198
OREO valuation allowance and expenses	301	219
Other	630	549
Total Noninterest Expense	7,240	6,943

Income before income taxes	2,576	2,904
Income tax expense	968	1,083
Net Income	$ 1,608	$ 1,821
Preferred stock dividends	-	23
Net Income Available to Common Stockholders	$ 1,608	$ 1,798

Earnings Per Common Share
Basic	$ 0.35	$ 0.38
Diluted	$ 0.35	$ 0.38
Cash dividends paid per common share	$ 0.10	$ 0.10

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended March 31, 2016 and 2015, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended March 31,
		2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 919,058	$ 10,545	4.59%	$ 852,911	$ 10,177	4.77%
Investment securities, federal funds
sold and interest-bearing deposits	154,781	767	1.98%	133,588	551	1.65%
Total Interest-Earning Assets	1,073,839	11,312	4.21%	986,499	10,728	4.35%
Cash and cash equivalents	9,312			12,163
Other assets	71,331			66,377
Total Assets	$ 1,154,482			$ 1,065,039

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 46,596	$ 12	0.10%	$ 42,372	$ 10	0.09%
Interest-bearing demand and money
market accounts	346,838	255	0.29%	304,290	191	0.25%
Certificates of deposit	396,502	828	0.84%	379,382	787	0.83%
Long-term debt	51,926	345	2.66%	72,530	390	2.15%
Short-term debt	34,790	38	0.44%	12,307	9	0.29%
Subordinated Notes	23,000	359	6.24%	13,800	203	5.88%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	82	2.73%	12,000	75	2.50%

Total Interest-Bearing Liabilities	911,652	1,919	0.84%	836,681	1,665	0.80%

Noninterest-bearing demand deposits	133,021			112,036
Other liabilities	8,865			8,671
Stockholders' equity	100,944			107,651
Total Liabilities and Stockholders' Equity	$ 1,154,482			$ 1,065,039

Net interest income		$ 9,393			$ 9,063

Interest rate spread			3.37%			3.55%
Net yield on interest-earning assets			3.50%			3.67%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.79%			117.91%

Cost of funds			0.73%			0.70%
Cost of deposits			0.47%			0.47%
Cost of debt			2.71%			2.45%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	For the Three Months Ended March 31, 2016
	compared to the Three Months Ended
	March 31, 2015
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 759	$ (391)	$ 368
Investment securities, federal funds
sold and interest bearing deposits	105	111	216
Total interest-earning assets	$ 864	$ (280)	$ 584

Interest-bearing liabilities:
Savings	1	1	2
Interest-bearing demand and money
market accounts	31	33	64
Certificates of deposit	36	5	41
Long-term debt	(137)	92	(45)
Short-term debt	25	4	29
Subordinated notes	144	12	156
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	7	7
Total interest-bearing liabilities	$ 100	$ 154	$ 254
Net change in net interest income	$ 764	$ (434)	$ 330
(1) Average balance includes non-accrual loans

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	March 31, 2016	December 31, 2015
(dollars in thousands)	(Unaudited)
Assets
Cash and due from banks	$ 9,501	$ 9,059
Federal funds sold	175	225
Interest-bearing deposits with banks	482	1,855
Securities available for sale (AFS), at fair value	36,636	35,116
Securities held to maturity (HTM), at amortized cost	114,455	109,420
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,541	6,931
Loans receivable - net of allowance for loan losses of $8,591 and $8,540	935,499	909,200
Premises and equipment, net	22,450	20,156
Premises and equipment held for sale	-	2,000
Other real estate owned (OREO)	11,038	9,449
Accrued interest receivable	3,382	3,218
Investment in bank owned life insurance	28,032	27,836
Other assets	8,722	8,867
Total Assets	$ 1,176,913	$ 1,143,332

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$ 137,312	$ 142,771
Interest-bearing deposits	813,287	764,128
Total deposits	950,599	906,899
Short-term borrowings	30,500	36,000
Long-term debt	50,602	55,617
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000
Accrued expenses and other liabilities	9,270	10,033
Total Liabilities	1,075,971	1,043,549

Stockholders' Equity
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,652,292 and 4,645,429 shares, respectively	47	46
Additional paid in capital	46,907	46,809
Retained earnings	54,316	53,495
Accumulated other comprehensive loss	(12)	(251)
Unearned ESOP shares	(316)	(316)
Total Stockholders' Equity	100,942	99,783
Total Liabilities and Stockholders' Equity	$ 1,176,913	$ 1,143,332

CONTACT: William J. Pasenelli, Chief Executive Officer, 888.745.2265